Exhibit 10.1

CONTRACT FOR THE TRANSFER OF A PRODUCTION UNIT

In Madrid, on May 9, 2025.

MEETING

On the one hand, CASI NUEVO KIDS, S.L., with CIF B86475233 and address in Getafe, Madrid, 28906, Calle Franklin, number 2 (hereinafter, the “Casi Nuevo”); represented in this act by BAKER TILLY CONCURSAL, S.L.P., with CIF B67083709 and address in Barcelona, Avenida Josep Tarradellas, 123, 9o; represented by Mr. Ferran Zaragoza Rosa as Insolvency Administrator.

On the other , NEW PERCENTIL, S.L., with CIF B21890140 and registered office in Getafe, Madrid, 28046, Polígono Industrial San Marcos de Getafe, Calle Franklin, number 4; represented in this act by Borja Cembrero Saralegui in his capacity as Attorney-in-Fact (hereinafter, the “New Percentil”).

The parties, in the representation that they hold, mutually and reciprocally recognize the necessary legal capacity to enter into this contract, and

EXHIBIT

I. On February 3, 2025, Order of the Mercantile Court No. 13 of Madrid, the voluntary insolvency proceeding of Casi Nuevo was declared, being processed in ordinary proceeding 7/2025.

II. On March 26, 2025, Mysize Inc. a NASDAQ listed company with registered office at Hanegev 4, P.O.B 1026, Airport City, Israel, submitted to Casi Nuevo an offer for the acquisition of a production unit of Casi Nuevo, expressly stating that the acquisition could be carried out by Mysize Inc. or any of its subsidiaries.

III. On April 4, 2025, Casi Nuevo and its insolvency administration filed a writ before the Commercial Court No. 13 of Madrid requesting judicial authorization for the sale of the production unit in favor of Mysize Inc. or any of its subsidiaries, under the terms of the offer presented.

IV. That, by Order dated April 28, 2025, issued by the Judge of the insolvency proceeding, the adjudication of the productive unit was resolved in favor Mysize Inc. or any of its subsidiaries, in accordance with the terms included in its offer.

V. Accordingly, New Percentil, a subsidiary of Mysize Inc, and Casi Nuevo, hereby enter into this production unit transfer agreement (the “Agreement”), subject to the Following

CLAUSES

1. Purpose

1.1. By virtue of this Contract, Casi Nuevo transfers to New Percentil the productive unit that was judicially awarded by Order dated April 28, 2025, issued under Insolvency Procedure No. 7/2025 of Commercial Court No. 13 of Madrid, pursuant to the terms established in the offer submitted by New Percentil, attached hereto as Annex 1 (the “Offer”).

1.2. In case of contradiction between the contents of this Contract and the Offer, the Offer shall prevail, as it was the basis for the judicial award.

1.3. A copy of the Court Order authorizing the sale of the productive unit, issued by Commercial Court No. 13 of Madrid on April 28, 2025 (the “Order”), is attached hereto as Annex 2.

2. Productive Unit

2.1. The productive unit being transferred, which constitutes an autonomous functional unit intended to allow continuity of Casi Nuevo’s business activity, comprises the following assets:

a) Warehouse infrastructure and equipment:

●	Warehouse shelving (used) – 560 meters
●	Shelving elements
●	Shelf boxes
●	Warehouse hangers
●	Manual pallet jack ECO 2000 Kg – 1 unit
●	Manual pallet jacks 2200 Kg – 2 units

b) Freight elevator and second-floor platform:

●	Freight elevator model PRV-1
●	Metal platform – Getafe warehouse

c) Process and logistics equipment:

●	Multi-purpose warehouse carts – 6 units
●	Large multi-purpose carts – 26 units
●	Packing stations – 5 units
●	Processing tables – 20 units
●	Barcode scanners – 30 units

d) IT and electronic equipment:

●	Monitors – 30 units
●	CPUs – 30 units
●	Laptops – 5 units
●	Used server – 1 unit
●	Synology NAS – 1 unit

e) Photography and content production equipment:

●	Manfrotto MK 190x3 tripods – 5 units
●	Flashes – 7 units
●	Publinilo light cabinets – 4 units
●	Canon digital cameras – 4 units
●	Synchronizers – 2 units
●	Lenses – 9 units
●	Photography accessories (cables, backdrops, etc.)

f) Clothing display equipment:

●	Mannequins – 10 units
●	Clothing racks – 30 units

g) Support supplies and equipment:

●	Used Euroboxes – 1,004 units
●	Hot air heaters – 25 units

h) Other equipment and tools:

●	Irons – 3 units

i) Second-hand clothing and accessories:

●	146,378 second-hand garments and accessories

2.2. As per the Offer, New Percentil shall subrogate Casi Nuevo’s contractual position in commercial and/or civil agreements with third parties essential to the business activity, subject to identification and express acceptance by New Percentil. This subrogation shall not include labor contracts, which are addressed in Clause 3.

2.3. The transfer of the productive unit’s assets shall be free of charges, encumbrances, seizures or third-party rights. Casi Nuevo declares that the transferred assets are free of any such limitations.

2.4. The Order mentions a leasing contract with Banco de Sabadell that was supposedly subject to subrogation. However, it is expressly declared that such contract does not exist, and thus no subrogation shall occur in that regard.

2.5. As part of the transfer, New Percentil shall manage, maintain, and/or settle the virtual wallets of Casi Nuevo’s clients, committing to honor the accumulated balances, which total €358,196.

3. Subrogation in Labor Relations and Social Security Obligations

3.1. New Percentil shall subrogate the position of Casi Nuevo in seventeen (17) current labor contracts listed in Annex 2 of the Offer, respecting each employee’s seniority, salary, working hours, job category, and other rights.

3.2. From the date of award of the productive unit, New Percentil will bear the Social Security costs associated with the subrogated employees.

3.3. New Percentil also assumes, under the company succession principle (Art. 224.1.3º of the Consolidated Insolvency Law), the Social Security debts related to subrogated employees, amounting to approximately €48,000, including any interest or surcharges calculated at the time of settlement.

3.4. New Percentil shall also assume Social Security contributions for February and March 2025, if not previously paid by Casi Nuevo, estimated at €26,000.

3.5. Additionally, New Percentil assumes the accrued labor liabilities of the subrogated employees, amounting to approximately €164,610.81.

4. Exclusion of Liabilities

4.1. According to the Offer, the transfer does not entail the assumption by New Percentil of any other liabilities or obligations of Casi Nuevo beyond those explicitly assumed in Clause 3.

4.2. Specifically excluded is:

●	The subrogation in labor relations of employees not identified in Annex 2 of the Offer,

●	The assumption of any rights, compensations, claims, or contingencies related to the termination of labor contracts of non-subrogated employees,

●	The assumption of debts, contributions, penalties or surcharges owed to the Social Security, the Tax Agency, or any other public or private entity, other than the obligations expressly stated in Clause 3.

5. Price and Payment Terms

5.1. The total price of the transfer is €610,806.81, judicially approved, broken down as follows:

a) €40,000 to be paid by NAIZ BESPOKE TECHNOLOGIES, S.L. (“NAIZ”), a company in the same group as New Percentil, via bank transfer to account number ES57 3183 0804 6732 8715 4029, in a single payment upon signing of this Contract.

●	This payment will be made by NAIZ only for operational reasons, as New Percentil, although duly formed and registered, has not yet been able to open a bank account pending receipt of the required notarized public documents.

●	The payment by NAIZ does not imply any contractual obligation on its part nor does it alter the fact that the acquirer is exclusively New Percentil.

b) €358,196 corresponds to the assumption of the client virtual wallet liability, which New Percentil commits to manage in accordance with the original terms agreed with clients (see Clause 2.5).

c) €48,000 corresponds to the assumption of Social Security debt related to subrogated employees (Clause 3.3).

d) €164,610.81 corresponds to the assumption of accrued labor liabilities of subrogated employees (Clause 3.5).

6. Effective Date

6.1. The effective date of this transfer is May 9, 2025, and:

●	All income and expenses accrued up to that date shall correspond to Casi Nuevo.
●	All income and expenses from operations after the signing date shall correspond to New Percentil.
●	If either party receives funds belonging to the other, they commit to settle accounts within 7 business days.

6.2. For labor purposes, Casi Nuevo will terminate employment of the subrogated employees on May 9, 2025, and New Percentil will hire them as of May 10, 2025.

7. Transfer, Formalization, and Costs

7.1. The transfer becomes effective once:

●	New Percentil fulfills its payment obligations (Clause 5),
●	The assets are physically delivered,
●	The labor and essential commercial contracts are duly subrogated, in line with this Contract and the Offer.

7.2. Casi Nuevo commits to carry out all actions necessary for effective transfer, including:

●	Physical delivery of assets,
●	Formalizing labor contract subrogation (Annex 2 of the Offer),
●	Transferring or formalizing essential civil or commercial contracts with third parties.

7.3. Casi Nuevo shall also provide reasonable support to ensure the operation of the transferred assets and to complete the effective transfer of the productive unit.

7.4. New Percentil will assume all reasonable expenses needed to formalize this Contract and change the ownership of the productive unit’s elements.

7.5. If this Contract is elevated to a public deed, all notarial and tax costs shall be borne by New Percentil.

7.6. This transaction qualifies as a transfer of an Independent Economic Unit under Article 7.1 of the Spanish VAT Law, and is therefore not subject to VAT.

7.7. New Percentil, having personally inspected the facilities, accepts the assets “as is”, waiving any warranty or claim for hidden defects, except in cases of fraud or material inaccuracies in the information provided during the insolvency process that substantially affect the transferred unit.

8. Personal Data Protection

8.1. Personal data provided by Casi Nuevo to New Percentil under this Contract will be incorporated into one or more personal data files. Individuals whose data is included may exercise their rights of access, rectification, cancellation, and opposition by written request to the Buyer at the address specified in future notices.

8.2. New Percentil, on behalf of Casi Nuevo, will inform affected individuals about the transfer of their personal data as per applicable Data Protection Law, through the notices foreseen.

8.3. Once the data is obtained, New Percentil will be solely responsible for legal compliance regarding its processing and database management.

9. Governing Law and Jurisdiction

9.1. This Contract shall be governed by Spanish law.

9.2. Any dispute regarding the existence, execution, or interpretation of this Contract shall be submitted to the courts of the Community of Madrid, specifically to Commercial Court No. 13 of Madrid, which handled the insolvency, expressly waiving any other jurisdiction.

IN WITNESS WHEREOF, the parties sign this Contract digitally, in a single original, at the place and on the date indicated in the header.

BAKER TILLY CONCURSAL, S.L.P.
Insolvency Administrator of Casi Nuevo Kids, S.L.
/s/ Mr. Ferran Zaragoza Rosa

NEW PERCENTIL, S.L.
/s/ Mr. Borja Cembrero Saralegui

And for the sole purpose of acknowledging
and undertaking the €40,000 payment
provided in Clause 5.1(a), this Contract is also signed by:
NAIZ BESPOKE TECHNOLOGIES, S.L.
/s/ Mr. Borja Cembrero Saralegui,
Managing Director and Proxy